CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index	$6,720,560.00	$780.93

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-206013
(To Prospectus dated July 31, 2015,
Prospectus Supplement dated July 31, 2015 and
Product Supplement EQUITY INDICES SUN-1 dated August 4, 2015)

672,056 Units $10 principal amount per unit Term Sheet No. SUN-80 CUSIP No. 25190J410	Pricing Date Settlement Date Maturity Date	August 27, 2015 September 3, 2015 August 31, 2018

Autocallable Market-Linked Step Up Notes
Linked to the Nikkei Stock Average Index

▪     Maturity of approximately three years if not called prior to maturity

▪     Automatic call of the notes per unit at $10 plus the applicable Call Premium ($0.95 on the first Observation Date and $1.90 on the second Observation Date) if the Index is flat or increases above 100% of the Starting Value on the relevant Observation Date

▪     The Observation Dates will occur approximately one year and two years after the pricing date

▪     If the notes are not called, at maturity:

▪   a return of 56.50% if the Index is flat or increases up to the Step Up Value

▪   a return equal to the percentage increase in the Index if the Index increases above the Step Up Value

▪   1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk

▪     All payments are subject to the credit risk of Deutsche Bank AG

▪     No periodic interest payments

▪     Limited secondary market liquidity, with no exchange listing

The notes are being issued by Deutsche Bank AG (“Deutsche Bank”) through its London Branch. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-7 of product supplement EQUITY INDICES SUN-1, page PS-5 of the prospectus supplement and page 12 of the prospectus.

The initial estimated value of the notes as of the pricing date is $9.648 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

By acquiring the notes, you will be deemed to agree to be bound by any Resolution Measure imposed by our competent resolution authority. See “Consent to Potential Imposition of Resolution Measures” on page TS-4 of this term sheet.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.00	$6,720,560.00
Underwriting discount	$0.20	$134,411.20
Proceeds, before expenses, to Deutsche Bank	$9.80	$6,586,148.80

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August 27, 2015

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Summary

The Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018 (the “notes”) are our senior unsecured obligations. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debts except for debts required to be preferred by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Deutsche Bank and to any Resolution Measure (as described herein) imposed by our competent resolution authority. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Nikkei Stock Average Index (the “Index”), is equal to or greater than the Call Level on the relevant Observation Date. If not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Index is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Index above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. Our initial estimated value of the notes was determined based on our valuation of two theoretical components of the notes: (i) a theoretical bond component and (ii) a theoretical derivative component. The value of the bond component of the notes is calculated based on an internal funding rate, which is determined primarily based on the rates at which our conventional debt securities of comparable maturity may trade, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The value of the derivative component is calculated based on our internal pricing models using relevant parameter inputs.

The economic terms of the notes (including the Step Up Payment) are based on the internal funding rate and the economic terms of certain related hedging arrangements. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below) reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.

Terms of the Notes
Issuer:	Deutsche Bank AG, London Branch	Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponementif the related Observation Date is postponed, as described beginning on page PS-21 of product supplement EQUITY INDICES SUN-1.
Principal Amount:	$10.00 per unit	Call Premiums:	$0.95 per unit if called on September 2, 2016 (which represents a return of 9.50% over the principalamount) and $1.90 per unit if called on August 18, 2017 (which represents a return of 19.00% over the principal amount).
Term:	Approximately three years, if not called.	Ending Value:	The closing level of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-22 of product supplement EQUITY INDICES SUN-1.
Market Measure:	Nikkei Stock Average Index (Bloomberg symbol: “NKY”), a price return index.	Step Up Value:	29,069.00 (156.50% of the Starting Value, rounded to two decimal places).
Starting Value:	18,574.44	Step Up Payment:	$5.65 per unit, which represents a return of 56.50% over the principal amount.
Observation Level:	The closing level of the Market Measure on the applicable Observation Date.	Threshold Value:	18,574.44 (100% of the Starting Value).
Observation Dates:	September 2, 2016 and August 18, 2017, subject to postponement in the event of Market Disruption Events, as described beginning on page PS-21 of product supplement EQUITY INDICES SUN-1.	Calculation Day:	August 24, 2018
Call Level:	18,574.44 (100% of the Starting Value).	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-12.
Call Amounts (per Unit):	$10.95 if called on September 2, 2016 and $11.90 if called on August 18, 2017.	Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S”) and Deutsche Bank, acting jointly.

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES SUN-1 dated August 4, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006214/dp58457_424b2-sunequity.htm

▪	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

▪	Prospectus dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Deutsche Bank.

Consent to Potential Imposition of Resolution Measures

Under the German Recovery and Resolution Act, which became effective on January 1, 2015, the notes may be subject to any Resolution Measure by our competent resolution authority under relevant German and/or European law if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the notes; (ii) a conversion of the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) a transfer of the notes to another entity, an amendment of the terms and conditions of the notes or the cancellation of the notes. By acquiring the notes, you will be deemed to agree:

•	to be bound by any Resolution Measure,

•	that you would have no claim or other right against us, the trustee and the paying agent arising out of any Resolution Measure, and

•	that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture or for the purpose of the Trust Indenture Act of 1939, as set forth in the accompanying prospectus dated July 31, 2015.

Please read “Risk Factors” in this term sheet and see the accompanying prospectus for further information.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Investor Considerations

You may wish to consider an investment in the notes if:
▪	You are willing to receive a return on your investment capped at the return represented by the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.
▪	You anticipate that the notes will be automatically called or the Index will increase from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal and return if the notes are not automatically called and the Index decreases from the Starting Value to the Ending Value.
▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the internal funding rate and fees and charges on the notes.
▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
▪	You are willing to consent to be bound by any Resolution Measure imposed by our competent resolution authority.
The notes may not be an appropriate investment for you if:
▪	You want to hold your notes for the full term.
▪	You believe that the notes will not be automatically called and the Index will decrease from the Starting Value to the Ending Value.
▪	You seek principal repayment or preservation of capital.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the stocks included in the Index.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
▪	You are unwilling to consent to be bound by any Resolution Measure imposed by our competent resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values. These hypothetical values show a payout profile at maturity, which would only apply if the notes are not called on any Observation Date.

Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the
Threshold Value of 100% of the Starting Value, the Step Up
Payment of $5.65 per unit and the Step Up Value of 156.50% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding
dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a Threshold Value of 100, a Step Up Value of 156.50, the Step Up Payment of $5.65 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, whether the notes are called on an Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$0.00		-100.00%
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
97.00		-3.00%	$9.70		-3.00%
100.00	(1)(2)	0.00%	$15.65	(3)	56.50%
102.00		2.00%	$15.65		56.50%
105.00		5.00%	$15.65		56.50%
110.00		10.00%	$15.65		56.50%
120.00		20.00%	$15.65		56.50%
130.00		30.00%	$15.65		56.50%
140.00		40.00%	$15.65		56.50%
150.00		50.00%	$15.65		56.50%
156.50	(4)	56.50%	$15.65		56.50%
160.00		60.00%	$16.00		60.00%
180.00		80.00%	$18.00		80.00%
200.00		100.00%	$20.00		100.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 18,574.44, which was the closing level of the Market Measure on the pricing date.
(2)	This is the hypothetical Threshold Value.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $5.65.
(4)	This is the hypothetical Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Redemption Amount Calculation Examples

Example 1
The Ending Value is 70.00, or 70.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 70.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 156.50
Ending Value: 110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 176.00, or 176.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 156.50
Ending Value: 176.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES SUN-1, page PS-5 of the prospectus supplement and page 12 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not automatically called, depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	The notes may become subordinated to the claims of other creditors, be written down to zero, be converted into equity or other instruments or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us. The imposition of any Resolution Measure does not constitute a default or an event of default under the notes, the senior indenture or for the purpose of the Trust Indenture Act of 1939 or give you any other right to accelerate or terminate the notes. You may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see “Consent to Potential Imposition of Resolution Measures” in this term sheet and the risk factors under the heading “Securities May Be Subject to Resolution Measures” on page 12 of the accompanying prospectus for more information.

▪	If the notes are called, your investment return is limited to the return represented by the applicable Call Premium.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Index.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the notes would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), reduces the economic terms of the notes to you.

▪	Our internal pricing models consider relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the notes may not be comparable to the initial estimated values of similar notes of other financial institutions.

▪	The public offering price you pay for the notes exceeds the initial estimated value. The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), all as further described in “Structuring the Notes” on page TS-12. These factors are expected to reduce the price at which you may be able to sell the notes in any secondary market and, together with various credit, market and economic factors over the term of the notes, including changes in the level of the Index, will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value of the notes on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the notes on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion. These prices will include MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the notes determined by reference to our internal funding rate and pricing models.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in Japan. In addition, you will not obtain the benefit of any increase in the value of the yen against the U.S. dollar which you would have received if you had owned the securities in the Index during the term of your notes, although the level of the Index may be adversely affected by general exchange rate movements in the market.

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in securities of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you. Our economic interests in determining the initial estimated value of the notes on the pricing date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, are potentially adverse to your interests as an investor in the notes.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to you. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Consequences” beginning on page PS-30 of product supplement EQUITY INDICES SUN-1.

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES SUN-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) the Tokyo Stock Exchange (or any successor) is open for trading; and

(B) the Index or any successor thereto is calculated and published.

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Nikkei Inc. (the “Index sponsor”) (known as Nihon Keizai Shimbun, Inc. prior to January 1, 2007). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes - Discontinuance of an Index” beginning on page PS-23 of product supplement EQUITY INDICES SUN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index was developed, and is calculated, maintained and published, by Nikkei Inc. Nikkei Inc. has no obligation to continue to publish, and may discontinue publication of, the Index. The Index is reported by Bloomberg L.P. under the ticker symbol “NKY.”

General

The Index measures the composite price performance of selected Japanese stocks. As of the date of this underlying supplement, the Index is based on 225 underlying stocks trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Index) be included in the Index.

Composition of the Index

The 225 companies included in the Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology—Pharmaceuticals, Electrical Machinery, Automobiles and Auto Parts, Precision Machinery, Telecommunications;

•	Financials—Banking, Other Financial Services, Securities, Insurance;

•	Consumer Goods—Fishery, Food, Retail, Services;

•	Materials—Mining, Textiles and Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals, Trading Companies;

•	Capital Goods/Others—Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and

•	Transportation and Utilities—Railroads and Buses, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.

Standards for Listing and Maintenance

A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: (i) designated to “securities to be delisted” (i.e. “Seiri Meigara”) or delisted due to bankruptcy, (ii) delisted due to corporate restructuring such as a merger, share exchange or share transfer, (iii) designated to “securities to be delisted” or delisted due to excess debt or other reasons or (iv) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri Meigara” (securities under supervision) is in principle a candidate for deletion. Underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Index, Nikkei Inc. will select a replacement for such deleted underlying stocks in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the underlying stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the underlying stocks constituting the Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Index. Nikkei Inc. first calculated and published the Index in 1970.

Calculation of the Index

The Index is a modified price-weighted index (i.e., a stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor. It is calculated by (i) converting the component stocks that do not have a par value of 50 yen to 50 yen par value, as described below, (ii) calculating the sum of the share prices of each component stock and (iii) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the Index are given an equal weighting based on a par value of 50 yen. Stocks with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. Since January 5, 2010, the level of the Index has been calculated every 15 seconds during TSE trading hours.

In order to maintain continuity in the Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

such change affecting any Nikkei Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the Index immediately after such change) will be equal to the level of the Index immediately prior to the change.

The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through August 27, 2015. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 18,574.44.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

We have entered into an agreement with Nikkei Inc. providing us with a non-exclusive license with the right to use the Index in exchange for a fee. The Index is the intellectual property of Nikkei Inc. (the “Index sponsor”), formerly known as Nihon Keizai Shimbum, Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Index.

The notes are not in any way sponsored, endorsed or promoted by the Index sponsor. The Index sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Index or the figure as which the Index stands at any particular day or otherwise. The Index is compiled and calculated solely by the Index sponsor. However, the Index sponsor shall not be liable to any person for any error in the Index and the Index sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.

In addition, the Index sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Index and is under no obligation to continue the calculation, publication and dissemination of the Index.

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us that they or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated value of the notes at the time of repurchase. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index, the remaining term of the notes, and our creditworthiness. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated value of the notes at the time of repurchase.

MLPF&S has also advised us that, if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. This price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Deutsche Bank or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, MLPF&S or any other hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-18 of product supplement EQUITY INDICES SUN-1.

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Summary Tax Consequences

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity or pursuant to a call) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this term sheet have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registration statement referred to above.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to the Nikkei Stock Average Index, due August 31, 2018

Market-Linked Investments Classification

MLPF&S has advised us that it classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

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